Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Steven M. Goldschein
516-608-7000

SYSTEMAX REPORTS FIRST QUARTER 2005 RESULTS

PORT WASHINGTON, NY, December 9, 2005 - Systemax Inc. (NYSE:SYX), a leading manufacturer and distributor of PC hardware, related computer products and industrial products in North America and Europe, today announced results for its first fiscal quarter of 2005 ended March 31, 2005. The Company’s quarterly results included in this release have not been reviewed by independent registered public accountants. However, management of the Company believes that the attached financial statements accurately reflect the results of operations and financial condition of the Company for the period.

Net sales for the first quarter, ended March 31, 2005, were $536.4 million compared to $484.5 million in the year-ago quarter, an increase of 10.7%. Sales in North America increased 19.1% to $351.7 million compared to $295.3 million in the same period a year ago, fueled by strong internet sales at the Company’s Tiger Direct subsidiary. European sales decreased 2.4% in US dollars (an 8.7% decrease at last year’s exchange rates) to $184.7 million compared to $189.2 million in the same quarter last year. Gross profit margin was $78.0 million this year compared to $76.4 million a year ago, 14.5% versus 15.8% of sales, respectively. The decreased margin resulted from pricing pressures in the computer products business and increased warehousing costs related to increased activity levels. Net income was $2.1 million ($.06 per diluted share) compared to $3.7 million ($.10 per diluted share) in the same period last year. Results in 2005 include $2.0 million of pretax restructuring and other charges incurred primarily in the Company’s European operations compared to $4.0 million in the prior period relating primarily to the restructuring of the Company’s United States computer business. Excluding the effects of the restructuring and other charges, net income would have been $3.4 million, or $.09 per diluted share in 2005, compared to $6.5 million, or $.18 per diluted share, in the prior year. (A reconciliation between income from operations, as reported in accordance with GAAP, and pro forma net income, excluding the adjustments discussed above, has been provided.)

Richard Leeds, Chairman and Chief Executive Officer, noted, “Our computer business continued to achieve increased sales resulting from increased e-commerce activity, especially in the North American consumer market. Our e-commerce sales now represent 28.8% of worldwide sales compared to 24.9% last year. While our gross margins improved from 12.9% in the fourth quarter of last year, they remain below year-ago levels due to continued pricing pressures in both North America and Europe. We will remain focused on reducing and controlling our selling, general and administrative expenses in order to continue to operate profitably.”

Steven Goldschein, Senior Vice President and Chief Financial Officer, said that the Company’s financial position continued to be sound. Cash increased to $56.3 million from $36.3 million at the end of December 2004. Short-term borrowing increased from $25.0 million as of December 31, 2004 to $32.0 million at the end of the first quarter as a result of increased borrowings in the United Kingdom. There have been no short-term borrowings in the United States for more than three years. He also noted that inventory levels decreased from the end of last fiscal year and days sales outstanding remained constant.

The Company anticipates releasing results for the second and third quarters of fiscal 2005 during the next six weeks. In addition, the Company currently anticipates that it will shortly be announcing its appointment of new independent registered public accountants.

Systemax Inc. (www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

SYSTEMAX INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share and share amounts)

                                                          Three Months Ended            1.1
                                                              March 31,
                                                          ------------------
                                                           2005                 2004
Net Sales                                              $536,358             $484,507
Cost of Sales                                           458,380              408,067
                                                  --------------        -------------
Gross Profit                                             77,978               76,440
Selling, General and Administrative Expenses             71,636               65,575
Restructuring and Other Charges                           1,975                4,042
                                                  --------------        -------------
Income From Operations                                    4,367                6,823
Interest And Other Expense, Net                             571                  647
                                                  --------------        -------------
Income Before Income Taxes                                3,796                6,176
Provision For Income Taxes                                1,727                2,486
                                                  --------------        -------------
Net Income                                               $2,069               $3,690
                                                  ==============        =============

Net Income Per Common Share:
Basic                                                      $.06                 $.11
                                                  ==============        =============
Diluted                                                    $.06                 $.10
                                                  ==============        =============

Weighted Average Common And Common Equivalent Shares:
Basic                                                34,472,352           34,304,883
                                                  ==============        =============
Diluted                                              36,364,412           35,218,480
                                                  ==============        =============

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

                                                                            As of             As of
                                                                          March 31,       December 31,
                                                                             2005             2004
                                                                          ---------       ------------

CURRENT ASSETS:
Cash and cash equivalents                                                   $56,350           $36,257
Accounts receivable, net                                                    140,323           137,706
Inventories                                                                 178,987           192,774
Prepaid expenses and other current assets                                    29,727            31,690
                                                                     ---------------  ----------------
Total Current Assets                                                        405,387           398,427
                                                                             64,082            65,563
Property, plant and equipment, net
Other assets                                                                 21,032            19,206
                                                                     ---------------  ----------------
TOTAL                                                                      $490,501          $483,196
                                                                     ===============  ================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and notes payable to banks                $32,045           $25,020
Accounts payable and accrued expenses                                       223,089           225,400
                                                                     ---------------  ----------------
Total Current Liabilities                                                   255,134           250,420
Long-term debt                                                                8,461             8,639
Other liabilities                                                             1,702             1,505

Shareholders' equity                                                        225,204           222,632
                                                                     ---------------  ----------------
TOTAL                                                                      $490,501          $483,196
                                                                     ===============  ================

Systemax Inc.
Reconciliation of GAAP income to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

                                                                     Three months ended
                                                                          March 31,
                                                                  2005               2004
                                                                  ----               ----
    Income from operations                                      $4,367             $6,823
    Adjustments:
    Restructuring charges (1)                                    1,975              4,042
                                                                 -----              -----
    Earnings excluding certain charges before
      interest and income taxes                                  6,342             10,865
    Interest and other expense, net                                571                647
                                                                   ---                ---
    Earnings excluding certain charges before
      income taxes                                               5,771             10,218
    Provision for income taxes                                   2,327              3,707
                                                                 -----              -----
    Earnings excluding certain charges                          $3,444             $6,511
                                                                ======             ======

    Earnings excluding certain charges per
      diluted share                                               $.09               $.18
                                                                  ====               ====
    Diluted weighted average shares outstanding
                                                                36,364             35,218
                                                                ======             ======

(1) The restructuring charges in the first quarters of 2005 and 2004 are comprised primarily of severance and related costs for personnel terminated in the quarter.

NOTE - The above reconciliation is intended to present Systemax's operating results, excluding certain charges and providing income taxes (benefits) at local effective tax rates. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. The presentation of this financial measure facilitates meaningful comparison with prior periods.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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